ENDORSEMENT

JACKSON®
NATIONAL LIFE INSURANCE COMPANY

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

Thank you for choosing Jackson National Life Insurance Company, hereinafter referred to as "the Company" or "Jackson." This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. This endorsement is available only to eligible beneficiaries who will receive stretch distributions of the death benefit consistent with the provisions herein.

BENEFICIARIES ELECTING THIS ENDORSEMENT ARE CONSIDERED "OWNERS" SOLELY FOR PURPOSES OF THIS ENDORSEMENT AND OTHER CONTRACT PROVISIONS APPLICABLE TO A BENEFICIARY RECEIVING STRETCH DISTRIBUTIONS.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED AND THE OWNER MAY NOT BE CHANGED EXCEPT IN THE FOLLOWING LIMITED CIRCUMSTANCE:

THE OWNER MAY CHANGE OWNERSHIP OF THE CONTRACT TO THE ANNUITANT IF THE OWNER IS A TRUST.

AS STATED IN YOUR CONTRACT: THE COMPANY RESERVES THE RIGHT TO REFUSE ANY PREMIUM PAYMENT.

The Contract is amended as follows:

1) The following language is added to the **CONTRACT DATA PAGE** of the Contract:

"Please note that due to Your selection of this Guaranteed Minimum Withdrawal Benefit (GMWB), You cannot make any allocations to the Indexed Fixed Option, if available under Your Contract.

Guaranteed Minimum Withdrawal Benefit (GMWB) Charge:	On a quarterly basis, the charge equals [0.2750]% of the GMWB Charge Base and is deducted from the Contract Value (i) at the end of each Contract Quarter; and (ii) upon termination of the GMWB. The GMWB Charge will not change after the effective date of this endorsement. The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero.
Premium(s):	Subsequent Premium is only permitted if it is a direct transfer from a Qualified Plan to this Contract and is not allowed more than [180] days after the effective date of this GMWB endorsement."

2) The following language is added to the **DEFINITIONS** section of the Contract:

"**BENEFICIARY.** The natural person or entity named by the Owner under this GMWB and eligible to elect to continue this GMWB and its benefits after the death of the Owner.

CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date.

CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

GMWB CHARGE BASE. The value used to determine the GMWB Charge deducted at the end of each Contract Quarter.

GMWB MATURITY YEAR. The year in which any remaining GWB in excess of the Contract Value will automatically be paid out, based on the number of years after the latest required date for the first Stretch Required Minimum Distribution (Stretch RMD). The GMWB Maturity Year is determined based on the Owner's attained age on the latest required date for the first Stretch RMD as outlined in the attached GMWB Maturity Year Table (refer to the last page of this endorsement). Any payments of the GWB in excess of the Contract Value will occur on the Contract Anniversary occurring in the GMWB Maturity Year.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the Stretch RMD exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage upon which the GAWA is based.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals until the earlier of the death of the Owner or the Contract Anniversary occurring in the GMWB Maturity Year.

STRETCH REQUIRED MINIMUM DISTRIBUTION (Stretch RMD). The amount, applicable to only this Contract, defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement resulting from the death of a previous owner. For purposes of this endorsement, this definition includes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract."

3) The following language is added to the **WITHDRAWAL PROVISIONS** of the Contract:

"GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, until the earlier of the Owner's death, the GWB is depleted or the Contract Anniversary occurring in the GMWB Maturity Year, regardless of the performance of the Investment Divisions/Portfolios or level of the Contract Value. (Upon death of the Owner of a Qualified Plan Contract with a single Beneficiary, the Beneficiary can elect to continue the GMWB and its benefits.) The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the Stretch RMD. Withdrawals under the GMWB are non-cumulative; therefore, if the Owner does not take the GAWA or the Stretch RMD in one year, the Owner may not take more than the greater of the GAWA or Stretch RMD as a guaranteed withdrawal in subsequent years.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election due to the application of these charges and adjustments. A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the Stretch RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the Stretch RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply. Stretch RMD withdrawals in excess of the Additional Free Withdrawal amount will not be subject to a Withdrawal Charge.

If the age of the Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered, the GWB and GAWA will be recalculated based on the GAWA% applicable at the correct age. If the age at election of the Owner falls outside the allowable age range, the GMWB will be null and void and all GMWB Charges will be refunded.

If the original owner's date of death is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered, the eligibility of GMWB election will be re-determined based on the correct date of death. If it is determined that the GMWB could not have been elected based on the correct date of death, the GMWB will be null and void and all GMWB Charges will be refunded.

Assessment of GMWB Charge.

The GMWB Charge is as specified above. Upon election, a pro rata GMWB Charge may be deducted if the effective date of this endorsement is not the Issue Date of the Contract or the Contract Anniversary. This charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Separate Account Contract Value and the Fixed/Guaranteed Account Contract Value. GMWB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge.

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000.00]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the Stretch RMD during any Contract Year, the GWB may be reduced by an amount greater than the partial withdrawal.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the Stretch RMD, the GWB is equal to the greater of:
   a. the GWB prior to the partial withdrawal less the partial withdrawal; or
   b. zero.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, and the GWB is equal to the greater of:
   a. the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or
   b. zero.

Guaranteed Annual Withdrawal Amount.

The GAWA% is the percentage upon which the GAWA is based and is defined in the table below:

Attained Age	GAWA%
[0-54	4.5%
55-59	5.0%
60+	5.5%]

The GAWA% is determined at the earlier of: 1) the time of the first withdrawal, after the effective date of this endorsement, 2) the date that the Contract Value reduces to zero, or 3) the date that the GMWB endorsement is continued by a Beneficiary. The GAWA% is based on the Owner's attained age at the time of determination. The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination.

With each subsequent Premium received after the GAWA% is determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the GAWA% multiplied by the subsequent Premium payment, net of any applicable premium taxes, or the GAWA% multiplied by the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the Stretch RMD, the GAWA will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

At the end of each Contract Year after the GAWA has been determined, if the GWB is less than the GAWA, the GAWA is set equal to the GWB.

GMWB Charge Base.

On the effective date of this endorsement, the GMWB Charge Base is equal to the GWB and is subject to a maximum of [$5,000,000.00].

With each subsequent Premium received after this endorsement is effective, the GMWB Charge Base is recalculated equal to the GMWB Charge Base prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

Partial withdrawals will affect the GMWB Charge Base as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the Stretch RMD, the GMWB Charge Base will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, and the GMWB Charge Base is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

GMWB Maturity Year.

On the Contract Anniversary occurring in the GMWB Maturity Year, an amount equal to the excess of GWB over the Contract Value will be paid to the Owner. If the GWB is less than the Contract Value, no payment will be made. After the payment, if any, the GWB will be set to zero and the GMWB will terminate.

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, all other endorsements are terminated without value and continuation by a Beneficiary is not available upon the death of the Owner.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Owner's attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

The Owner will receive annual payments of the GAWA until the GWB, if any, is depleted or until the death of the Owner, if earlier. The last payment will not exceed the remaining GWB at the time of payment.

On the Contract Anniversary occurring in the GMWB Maturity Year, any remaining GWB will be paid to the Owner. No further payments will be made.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner, all payments will cease, including any payments on the Contract Anniversary occurring in the GMWB Maturity Year."

4) The following language is added to the **DEATH BENEFIT PROVISIONS** of the Contract:

"Upon the death of the Owner, while the Contract is still in force, the GMWB terminates without value, unless continued by the Beneficiary. This continuation option is only available on Qualified Plans with a single Beneficiary.

Upon continuation of the Contract by the Beneficiary, the Beneficiary may elect to continue the GMWB, in which case the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the original Owner's attained age at the time of death and the GAWA will be equal to the GAWA% multiplied by the GWB. Otherwise, the GAWA will not change due to the continuation.

The GMWB Charge Base, GMWB Maturity Year, and GWB will not change due to continuation."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:

1. the date of a full surrender;
2. the first date upon which the GWB equals zero; and
3. the date upon which the Contract terminates because the Owner dies, unless continued by the Beneficiary on a Qualified Plan Contract.

Endorsement effective date (if different from Issue Date of the Contract): ____________________

Signed for the
Jackson National Life Insurance Company



President and Chief Executive Officer

GMWB Maturity Year Table

The GMWB Maturity Year is determined based on the Owner's attained age on the latest required date for the first Stretch RMD. Any payments of the GWB in excess of the Contract Value will occur on the Contract Anniversary occurring in the GMWB Maturity Year.

Age	GMWB Maturity Year	Age	GMWB Maturity Year	Age	GMWB Maturity Year
[0	82	27	56	54	30
1	81	28	55	55	29
2	80	29	54	56	28
3	79	30	53	57	27
4	78	31	52	58	26
5	77	32	51	59	26
6	76	33	50	60	25
7	75	34	49	61	24
8	74	35	48	62	23
9	73	36	47	63	22
10	72	37	46	64	21
11	71	38	45	65	20
12	70	39	44	66	20
13	69	40	43	67	19
14	68	41	42	68	18
15	67	42	41	69	17
16	66	43	40	70	16
17	65	44	39	71	16
18	64	45	38	72	15
19	63	46	37	73	14
20	62	47	36	74	14
21	62	48	35	75	13
22	61	49	35	76	12
23	60	50	34	77	12
24	59	51	33	78	11
25	58	52	32	79	10
26	57	53	31	80	10]